Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CACI International Inc on Form S-8 of our report dated August 14, 2001, except for paragraphs 2 and 3 of Note 13, as to which the dates are November 7, 2001 and January 6, 2002, respectively, appearing in the Current Report on Form 8-K of CACI International Inc dated February 7, 2002.

/s/ Deloitte & Touche LLP

McLean, Virginia
June 28, 2002